Exhibit 19

WEST BANCORPORATION, INC.
INSIDER TRADING POLICY

Background
The Board of Directors of West Bancorporation, Inc. (the “Company”) has adopted this Insider Trading Policy for our directors, officers, employees and consultants with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.
Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material nonpublic information (as defined herein) about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.
It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The SEC, the national stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. Both the United States Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority actively investigate and are very effective at detecting insider trading. The SEC pursues insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
This policy is designed to prevent insider trading or allegations of insider trading, and to protect and enhance the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact the Chief Financial Officer.
In addition, the Company must comply with the reporting obligations and limitations on “short swing” transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The practical effect of these provisions is that directors and certain officers of the Company who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material nonpublic information. Moreover, no officer or director may ever make a short sale of the Company’s stock.
Penalties for Noncompliance
Civil and Criminal Penalties. Insiders are personally subject to potential penalties for insider trading violations including (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
Liability for Tipping. Insiders also may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading.
Company Sanctions. Failure to comply with this policy may also subject you to Company-imposed sanctions and disciplinary actions, including immediate dismissal from employment, whether or not your failure to comply with this policy results in a violation of law.
Scope of Policy
Persons Covered. As a director, officer, employee, or consultant of the Company or its subsidiaries (including, but not limited to, West Bank), this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). This policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this policy and applicable securities laws as if they were for your own account. This policy also applies to any person who receives material nonpublic information from any insider. You are responsible for making sure that the purchase or sale of any security covered by this policy by any such person complies with this policy.
Companies Covered. The prohibition on insider trading in this policy is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.
Transactions Covered. Trading includes purchases and sales (or offers to purchase or sell) of Company securities, including common stock, preferred stock, warrants, options, debt securities (debentures, bonds and notes), and any other securities issued by the Company from time to time. This policy also specifically includes any transactions designed to hedge or offset any decrease in the market value of any of the Company’s securities described in the preceding sentence. Trading may also include or exclude certain transactions under Company plans, as follows:
•Stock Option Exercises. This policy’s trading restrictions generally do not apply to the exercise of a stock option for cash or the delivery of previously owned Company stock. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option, as this entails selling a portion of the underlying stock to cover the costs of exercise.

•401(k) Plan. This policy’s trading restrictions do not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The trading restrictions do apply, however, to elections you may make under the 401(k) plan to (a) increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Statement of Policy
General Policy. It is the policy of the Company to oppose the unauthorized disclosure of any material nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading.
Individual Responsibility. Every officer, director and employee or consultant of the Company has ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company securities while in possession of material nonpublic information. Every officer, director and employee and consultant of, the Company has the individual responsibility to comply with this policy against insider trading and is responsible for making sure that any family member, household member or entity whose transactions are subject to this policy also comply with this policy. Every officer, director and employee and consultant of, the Company has the individual responsibility to comply with this policy against insider trading even if such person only trades outside the blackout periods described in the Addendum to Insider Trading Policy. An insider may, from time to time, have to forego a proposed transaction in the Company’s securities (or one of the Company’s business partner’s securities) even if he or she planned to make the transaction before learning of the material nonpublic information and even though the insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company.
No Tipping. You may not pass or communicate material nonpublic information relating to the Company (or any of the Company’s business partners or other companies) on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.
Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden.
No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this policy.

Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company’s Board of Directors has adopted an Addendum to Insider Trading Policy that applies to directors, and executive officers of the Company that are subject to Section 16 of the Exchange Act (“executive officers”), and certain designated employees, and consultants of the Company and its subsidiaries who may have access to material nonpublic information about the Company. The Company will notify you if you are subject to the Addendum to Insider Trading Policy.
This policy also prohibits you from assisting anyone engaged in the prohibited activities outlined above.
The Addendum to Insider Trading Policy generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods. Quarterly periods during which trading is prohibited shall begin on March 10, June 10, September 10, and December 10 and end on the day after the second full trading day following the public release of the Company’s earnings for each quarter and during certain event-specific blackouts.
Directors, executive officers and selected employees and consultants who have access to material nonpublic information also must pre-clear all transactions in the Company’s securities with the Chief Financial Officer, no less than two business days prior to commencing any such transaction. Any employees or consultants with questions regarding trading in the Company’s securities are encouraged to contact the Company’s Chief Financial Officer.
Definition of Material Nonpublic Information
This section provides guidance on the definition of “material nonpublic information.” Note that material nonpublic information has two important elements – materiality and public availability.
Material Information. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Any information that could be expected to affect the price of the security is material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Common examples of material information are:
•Projections of future earnings or losses or other earnings guidance.
•Earnings that are inconsistent with the consensus expectations of the investment community, or the decision to suspend earnings guidance.
•A pending or proposed merger, acquisition, or tender offer or an acquisition or disposition of significant assets.
•A pending or proposed joint venture.
•A Company restructuring.
•Significant related party transactions.
•A change in management or the board of directors.
•Changes in debt ratings.
•Major events regarding the Company’s securities, including the declaration of a stock split, a change in dividend policy or the offering of additional securities.
•Financial liquidity problems.
•Actual or threatened major litigation, or the resolution of such litigation.
•Government agency investigations.

•A change in auditors or notification that the auditor’s reports may no longer be relied upon, or major changes in accounting methods or policies.
•New major contracts, products, or customers, or the loss thereof.
•The impairment of a material asset or increases in reserves.
•Changes in how the Company and its subsidiaries are regulated.
•Cybersecurity incidents and breaches.
Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make that information public for insider trading purposes. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the day after the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.
Nonpublic information may include: (i) information available to a select group of analysts or brokers or institutional investors; (ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and (iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information as noted above. As with questions of materiality, if you are not sure whether information is considered public, you should assume that the information is nonpublic and treat it as confidential.
Additional Guidance.
The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional restrictions.
Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery), or otherwise violate Section 16(c) of the Exchange Act.
Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls, and other derivative securities involving Company securities on an exchange or in any other organized market.

Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading even if you have forgotten about the order.
Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise caution in holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Hedging Transactions. Certain forms of hedging or monetization transactions involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company’s securities. Such transactions are complex and involve many aspects of the federal securities laws, including filing and disclosure requirements. Therefore, the Company prohibits you from entering into such an arrangement.
Certain Exemptions from the Policy
10b5-1 Plans. Trades by covered persons in the Company’s securities that are executed pursuant to an approved “10b5-1 plan” for trading securities may not be subject to the prohibition on trading on the basis of material nonpublic information contained in this policy or to the restrictions set forth herein relating to pre-clearance procedures and blackout periods.
Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements under SEC rules. In general, a 10b5-1 plan must be entered into in good faith by the covered person before such person is in possession of or is aware of material nonpublic information. Additionally, all persons entering into a 10b5-1 plan must act in good faith with respect to the implementation and operation of the plan, including with respect to any modification to the plan and actions related to the plan. Directors and officers of the Company must include a representation in their 10b5-1 plans certifying, at the time of the adoption of a new or modified plan, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
Once the plan is adopted, the participant must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party.

The Company requires that all 10b5-1 plans and amendments thereto be approved in writing in advance by the Chief Financial Officer. Directors and officers of the Company may not initiate trades under a 10b5-1 plan until the later of: (i) 90 days after adoption or modification of the 10b5-1 plan; or (ii) two business days following the disclosure in Forms 10-K or 10-Q of the issuer’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). For employees of the Company who are not officers or directors, trades under a 10b5-1 plan may not be made until 30 days after the adoption of the 10b5-1 plan. Modifications to existing 10b5-1 plans that do not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under the plan (such as an adjustment for stock splits or a change in account information) will not trigger a new cooling-off period. 10b5-1 plans may not be adopted by participants during a blackout period or when the participant is aware of material nonpublic information.
Generally, persons may not have more than one 10b5-1 plan for open market purchases or sales of the Company’s securities. Additionally, persons are generally limited to one single-trade plan (one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction) in any 12 month period. All 10b5-1 plans must be entered into and operated in accordance with all applicable SEC rules, as amended from time to time.
Bona Fide Gifts of Company Stock. Bona fide gifts of the Company’s securities made by insiders to family members and charities also are generally exempt from this policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the person making the gift is aware of material nonpublic information. Whether a gift is bona fide, however, will depend on the facts and circumstances surrounding the gift. For example, gifts to dependent children followed by a sale of the “gift” by the done in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift non-bona fide. Insiders should also be aware that there may be some exposure to tax liability based on the timing and value of the gift.
Post-Termination Transactions
This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public (as explained above) or is no longer material.
Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security, and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company, and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts, or others in the financial community be made on the Company’s behalf only through authorized individuals.

Please consult the Company’s Code of Conduct for more details regarding the Company’s policy on speaking to the media, financial analysts, and investors.
Personal Responsibility
You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. If you violate this policy, the Company may take disciplinary action against you, including your immediate dismissal from employment.
Company Assistance
Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s Chief Financial Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive, and carry severe consequences.
Certification
All employees must certify their understanding of and intent to comply with this policy. A copy of the certification that employees must sign is enclosed with this policy. Directors, executive officers, certain other employees and consultants are subject to the following “Addendum to Insider Trader Policy – Pre-clearance and Blackout Procedures.” Persons who are covered by the addendum should sign the certification attached to the addendum instead of the one following this policy.
Reviewed by the Risk and Information Technology Committee: January 28, 2026.
Approved by the West Bank Board of Directors: January 28, 2026.
Approved by West Bancorporation, Inc. Board of Directors: January 28, 2026.

WEST BANCORPORATION, INC.
INSIDER TRADING POLICY
CERTIFICATION
I, ______________________________ (name), have received and read a copy of the Insider Trading Policy approved by the Board of Directors on January 28, 2026. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with West Bancorporation, Inc. or its subsidiaries. I understand that my failure to comply in all respects with the policy is a basis for immediate termination of my employment or other service relationship with West Bancorporation, Inc. or its subsidiaries.

__________________________________________
(Signature)

__________________________________________
(Date)

WEST BANCORPORATION, INC.
ADDENDUM TO INSIDER TRADING POLICY
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company’s Board of Directors has adopted this Addendum to Insider Trading Policy. This addendum applies to directors, executive officers subject to Section 16 of the Exchange Act (“executive officers”), and certain other designated employees and consultants of the Company and its subsidiaries (collectively “covered persons”) who may have access to material nonpublic information about the Company.
This addendum is in addition to and supplements the Company’s Insider Trading Policy. All words used but not otherwise defined herein shall have the meanings given to them in the Insider Trading Policy.
Directors and executive officers are also subject to additional procedures designed to address the two-day Form 4 filing requirement under Section 16 of the Exchange Act. These procedures are covered in a separate memorandum.
The Chief Financial Officer shall maintain a list of those employees, other than executive officers and consultants of the Company who are covered persons under this addendum.
Pre-clearance Procedures
All covered persons are subject to the following pre-clearance procedures.
Covered persons, together with their family members and other members of their household, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise or a loan, pledge or hedge transaction, contribution to a trust, or any other transfer), except for trades covered by an approved 10b5-1 plan or bona fide gift, without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer. Trades covered by an approved 10b5-1 plan or a bona fide gift must be promptly reported to the Chief Financial Officer. A request for pre-clearance should be submitted in writing to the Chief Financial Officer no later than two business days in advance of the proposed transaction. The Chief Financial Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the trade. The Chief Financial Officer may not trade in Company securities unless the Company’s outside securities counsel has approved the trade(s) in accordance with the procedures set forth in this addendum.
Blackout Procedures
All covered persons are subject to the following blackout procedures.
Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results may have the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, covered persons may not trade in the Company’s securities during the periods beginning on March 10, June 10, September 10, and December 10 and ending on the second full trading day following the release of the Company earnings for each quarter.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K, or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in the Company’s securities, as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of or may become aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Financial Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Financial Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while being aware of material nonpublic information.
Even if a blackout period is not in effect, at no time may any person trade in Company securities while being aware of material nonpublic information about the Company.
Exceptions
Approved 10b5-1 Plans. Trades by covered persons in the Company’s securities that are executed pursuant to an approved “10b5-1 plan” for trading securities may not be subject to the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.
Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements under SEC rules. In general, a 10b5-1 plan must be entered into in good faith by the covered person before such person is in possession of or is aware of material nonpublic information. Additionally, all persons entering into a 10b5-1 plan must act in good faith with respect to the implementation and operation of the plan, including with respect to any modification to the plan and actions related to the plan. Directors and officers of the Company must include a representation in their 10b5-1 plans certifying, at the time of the adoption of a new or modified plan, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
Once the plan is adopted, the participant must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party.

The Company requires that all 10b5-1 plans and amendments thereto be approved in writing in advance by the Chief Financial Officer. Directors and officers of the Company may not initiate trades under a 10b5-1 plan until the later of: (i) 90 days after adoption or modification of the 10b5-1 plan; or (ii) two business days following the disclosure in Forms 10-K or 10-Q of the issuer’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification). For employees of the Company who are not officers or directors, trades under a 10b5-1 plan may not be made until 30 days after the adoption of the 10b5-1 plan. Modifications to existing 10b5-1 plans that do not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under a the plan (such as an adjustment for stock splits or a change in account information) will not trigger a new cooling-off period.
10b5-1 plans may not be adopted by participants during a blackout period or when the participant is aware of material nonpublic information. Generally, persons may not have more than one 10b5-1 plan for open market purchases or sales of the Company’s securities. Additionally, persons are generally limited to one single-trade plan (one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction) in any 12 month period.
All 10b5-1 plans must be entered into and operated in accordance with all applicable SEC rules, as amended from time to time.
Bona Fide Gifts of Company Stock. Bona fide gifts of the Company’s securities made by insiders to family members and charities also are generally exempt from the Insider Trading Policy or the restrictions set forth above relating to pre-clearance procedures and blackout periods, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the person making the gift is aware of material nonpublic information. Whether a gift is bona fide, however, will depend on the facts and circumstances surrounding the gift. For example, gifts to dependent children followed by a sale of the “gift” by the donee in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift non-bona fide. Insiders should also be aware that there may be some exposure to tax liability based on the timing and value of the gift.
Margin Accounts and Pledges
Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, covered persons are prohibited from holding Company securities in a margin account. In addition, you are prohibited from pledging Company securities as collateral for a loan.
Hedging Transactions
Certain forms of hedging or monetization transactions involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company’s securities. Such transactions are complex and involve many aspects of the federal securities laws, including filing and disclosure requirements. Therefore, the Company prohibits any covered person from entering into such an arrangement.

Post-Termination Transactions and Reporting
If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services. Directors and executive officers are subject to reporting requirements after their relationship with the Company ends. Therefore, directors and executive officers must contact the Chief Financial Officer about filing final reports upon termination of their relationship(s) with the Company.
Company Assistance
Your compliance with this addendum is of the utmost importance both for you and for the Company. If you have any questions about this addendum, the Insider Trading Policy, or their application to any proposed transaction, you should seek additional guidance from the Chief Financial Officer.
Certification
All covered persons must certify their understanding of and intent to comply with the Company’s Insider Trading Policy and this addendum on the form attached to this addendum.
This addendum was approved by the Board of Directors on January 28, 2026 and supersedes any previous Company policy concerning insider restrictions applicable to covered persons.

WEST BANCORPORATION, INC.
ADDENDUM TO INSIDER TRADING POLICY REGARDING
PRECLEARANCE AND BLACKOUT PROCEDURES
CERTIFICATION
I, __________________________, have received and read a copy of the Insider Trading Policy and the Addendum to Insider Trading Policy approved January 28, 2026. I hereby agree to comply with the specific requirements of the policy and the addendum in all respects during my employment or other service relationship with West Bancorporation, Inc. or its subsidiaries. I understand that my failure to comply in all respects with the policy and the addendum is a basis for termination for cause of my employment or other service relationship with West Bancorporation, Inc. or its subsidiaries.

_____________________________________
(Signature)

______________________________________
(Date)

Reviewed by the Risk and Information Technology Committee: January 28, 2026.
Approved by the West Bank Board of Directors: January 28, 2026.
Approved by West Bancorporation, Inc. Board of Directors: January 28, 2026.